Exhibit 99.1

IsoRay Announces Fourth Quarter Fiscal 2017 Revenue of $1.37 Million, 22% Fourth Quarter-over-Fourth Quarter Increase

Gross Margin Expands to 36% on Continued Process Improvements and Expense Reduction

RICHLAND, Wash., September 28, 2017 -- IsoRay, Inc. (NYSE MKT: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of prostate, brain, lung, head and neck and gynecological cancers, today announced its final financial results for the fourth quarter and fiscal year ended June 30, 2017.

Revenue for the fourth quarter of fiscal 2017 was $1.37 million, a 22% increase compared to $1.12 million revenue for the fourth quarter of fiscal 2016 and a 7% increase compared to revenue of $1.28 million in the third quarter of fiscal 2017. The increase in revenue is primarily due to a growing customer count from new and returning practitioners. Prostate brachytherapy represented 88% and 85% of total revenue for the fourth quarter of fiscal 2017 and 2016, respectively and 89% of total revenue for the third quarter of fiscal 2017. Gross profit for the three months ended June 30, 2017 was $0.50 million compared to a loss of $0.05 million in the prior year period and $0.29 million in the third quarter of fiscal 2017. The increase is primarily due to expense reductions and process and manufacturing improvements put in place over the past year. Gross profit margin was 36% in the current period compared to a negative gross margin in the fourth quarter of fiscal 2016 and 23% in the third quarter of fiscal 2017.

Operating expenses were $2.36 million compared to $1.21 million in the fourth quarter of the last fiscal year. The increase is primarily due to continued investment in research and development and implementation of the company’s new sales and marketing initiatives. In addition to these investments, during the fourth quarter the Company completed the settlement of a class action lawsuit for $0.195 million and had expenses related to a special shareholders’ meeting. These one-time expenses were recorded in the fourth quarter. In 2016, fourth quarter expenses were reduced by an asset retirement obligation adjustment of $0.456 million primarily related to an extension of the lease term for the manufacturing facility. Operating loss was $1.86 million compared to a $1.25 million loss in the fourth quarter of fiscal 2016. The net loss was $1.86 million, or ($0.03) per basic and diluted share, for the fourth quarter of fiscal 2017 compared to a net loss of $1.19 million, or ($0.02) per basic and diluted share, for the fourth quarter of fiscal 2016. Basic and diluted per share results are based on weighted average shares outstanding of approximately 55.0 million for both periods. IsoRay had cash and cash equivalents and certificates of deposit of $9.0 million as of June 30, 2017, and no debt.

For the fiscal year ended June 30, 2017, revenue was $4.76 million, consistent with revenue of $4.77 million for the fiscal year ended June 30, 2016. Prostate brachytherapy represented 88% and 86% of total revenue for fiscal 2017 and 2016, respectively. Operating expenses were $7.15 million for fiscal 2017 compared to $5.21 million for the year ended June 30, 2016. Gross profit was $0.84 million compared to $0.13 million for the prior year. Increased investments in research and development and sales and marketing accounted for the majority of the increase. Operating loss was $6.31 million for fiscal 2017, compared to a $5.08 million operating loss for fiscal 2016. The net loss was $6.16 million, or ($0.11) per basic and diluted share, for fiscal 2017 compared to a net loss of $4.71 million, or ($0.09) per basic and diluted share, for fiscal 2016. Basic and diluted per share results are based on weighted average shares outstanding of approximately 55.0 million for both periods.

“Our fourth quarter results reflect the momentum that has begun to build for IsoRay,” said Thomas LaVoy, Chairman and Chief Executive Officer of IsoRay, Inc. “Sales increased 22% year-over-year in the fourth quarter after increasing 7% year-over-year in the third quarter of this year. These increases come after the transition in our sales and marketing team during the second half of fiscal 2016 which continued into early fiscal 2017, as well as the revamping of our entire sales and marketing strategy with a renewed focus on marketing that we rolled out last fall. We believe that IsoRay’s growing customer count from both new and returning practitioners validates the strategic changes that we’ve made. For the full fiscal year, revenue was flat year-over-year, with the stronger second half offsetting the approximate 14% revenue decline of the first half of the fiscal year when the new sales team and strategies were being implemented. Process and manufacturing improvements, as well as expense reductions, contributed to the sustainable expansion of the gross margin to 36% in the fourth quarter.”

“Increasing evidence of Cesium-131’s efficacy and lower side effect profile as reported in a growing list of studies is supportive of our two-pronged growth strategy focused on prostate brachytherapy and brachytherapy for other parts of the body including brain and gynecological cancers. In prostate brachytherapy, emerging clinical data demonstrates sustained clinical outcomes with rapid patient return to baseline recently published in a study by the University of Pittsburgh Medical Center. Another recent study reported durable positive outcomes for Cesium-131 in prostate cancer patients followed over nine years, the longest data ever available.”

Mr. LaVoy continued, “In other cancers, a growing number of leading institutions are performing brain brachytherapy with Cesium-131. There are multiple publications from Weill Cornell Medical College that demonstrate high rates of brain cancer control when Cesium-131 brachytherapy is combined with surgery. And IsoRay’s collaboration with GammaTile LLC to develop and commercialize a custom delivery system is in development with a filing for FDA clearance and reimbursement code assignment in process. In gynecological cancers, a new study was recently accepted for publication in the highly respected International Journal of Radiation Oncology, Biology, Physics (the "Red Journal") on Cesium-131’s use in recurrent pelvic malignancies. The study found that the use of Cesium-131 has the ability to control local disease, avoid radical surgery, and provide an improved quality of life for these patients.”

“IsoRay is in a unique position as the only manufacturer in the world of Cesium-131, which we believe is the “next” generation brachytherapy isotope that delivers a faster, more consistent treatment. The combination of improvement in IsoRay’s strategic focus and execution, as seen in our fourth quarter results, supported by the growing evidence of Cesium-131’s efficacy in treating multiple types of cancers, gives us confidence in our outlook for growth in fiscal 2018 and beyond,” concluded Mr. LaVoy.

About IsoRay, Inc.

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook/IsoRay. Follow us on Twitter @IsoRay.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our products and their delivery systems, whether interest in and use of our products will increase or continue, whether the new marketing strategy will increase sales, whether the changes to the sales staff will result in increased sales, whether the additional resources being added to IsoRay's online presence will increase patient or clinician engagement and interest, whether use of Cesium-131 in non-prostate applications will increase revenue, whether we obtain and the timing of obtaining our FDA application for 510(k) clearance and favorable reimbursement codes, our ongoing relationship with GammaTile LLC, whether further automation of production processes will be completed or will result in lower costs, whether revenue will increase and costs decrease in the upcoming quarters, the positive industry data fueling renewed interest in brachytherapy, strong patient results, the perception by patients of quality of life outcomes, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released and support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, agreements we ultimately negotiate with third parties related to distribution of GammaTile products, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors' products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in IsoRay's reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

IsoRay, Inc.

info@isoray.com

(509) 375-1202

Investors:

Stephanie Prince, Managing Director

PCG Advisory Group

sprince@pcgadvisory.com

(646) 762-4518

 IsoRay, Inc. and Subsidiaries

 Consolidated Balance Sheets

 (In thousands, except shares)

	June 30,	June 30,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$5,932	$10,139
Certificates of deposit (Note 3)	3,039	2,247
Accounts receivable, net of allowance for doubtful accounts of $26 and $30, respectively	726	605
Inventory	323	334
Prepaid expenses and other current assets	271	304

Total current assets	10,291	13,629

Property and equipment, net	1,054	577
Certificates of deposit, non-current (Note 3)	-	2,973
Restricted cash	181	181
Inventory, non-current	513	591
Other assets, net of accumulated amortization	230	151

Total assets	$12,269	$18,102

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$630	$612
Accrued protocol expense	75	122
Accrued radioactive waste disposal	125	177
Accrued payroll and related taxes	138	72
Accrued vacation	138	111

Total current liabilities	1,106	1,094
Long-term liabilities:
Warrant derivative liability	-	27
Asset retirement obligation	561	580

Total liabilities	1,667	1,701
Commitments and contingencies (Note 15)

Shareholders' equity:
Preferred stock, $.001 par value; 7,001,671 shares authorized:
Series A: 1,000,000 shares allocated; no shares issued and outstanding	-	-
Series B: 5,000,000 shares allocated; 59,065 shares issued and outstanding	-	-
Series C: 1,000,000 shares allocated; no shares issued and outstanding	-	-
Series D: 1,671 shares allocated; no shares issued and outstanding	-	-
Common stock, $.001 par value; 192,998,329 shares authorized;
55,017,419 and 55,010,619 shares issued and outstanding	55	55
Additional paid-in capital	83,151	82,788
Accumulated deficit	(72,604)	(66,442)

Total shareholders' equity	10,602	16,401

Total liabilities and shareholders' equity	$12,269	$18,102

The accompanying notes are an integral part of these consolidated financial statements.

 IsoRay, Inc. and Subsidiaries

 Consolidated Statements of Operations (unaudited)

 (Dollars and shares in thousands, except for per-share amounts)

	Three months ended		Twelve months ended
	June 30		June 30
	2017	2016	2017	2016

Product sales, net	$1,370	$1,120	$4,761	$4,769
Cost of product sales	872	1,168	3,923	4,640
Gross profit	498	(48)	838	129

Operating expenses:
Research and development
Proprietary research and development	283	143	771	528
Collaboration arrangement, net of reimbursement (Note 15)	33	-	194	-
Total research and development	316	143	965	528
Sales and marketing	760	519	2,310	1,353
General and administrative	1,285	1,000	3,918	3,786
Change in estimate of asset retirement obligation (Note 9)	-	(456)	(48)	(456)
Total operating expenses	2,361	1,206	7,145	5,211

Operating loss	(1,863)	(1,254)	(6,307)	(5,082)

Non-operating income:
Interest income	29	51	118	218
Change in fair value of warrant derivative liability	-	18	27	154
Financing and interest expense	-	-	-	(1)
Other income (expense)	(20)	-	-	-
Non-operating income, net	9	69	145	371

Net loss	(1,854)	(1,185)	(6,162)	(4,711)
Preferred stock dividends	(3)	(3)	(11)	(11)

Net loss applicable to common shareholders	$(1,857)	$(1,188)	$(6,173)	$(4,722)

Basic and diluted loss per share	$(0.03)	$(0.02)	$(0.11)	$(0.09)

Weighted average shares used in computing net loss per share:
Basic and diluted	55,017	55,012	55,016	55,015

The accompanying notes are an integral part of these consolidated financial statements.